UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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CommonWealth REIT
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On March 18, 2013, CommonWealth REIT issued the following press release.

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Files Preliminary Consent Revocation Materials

Board and Management Remain Focused on Repositioning and Strengthening CommonWealth’s Portfolio and Maintaining Financial Flexibility to Enhance Shareholder Value

Advises Shareholders to Take No Action

Newton, MA (March 18, 2013): CommonWealth REIT (NYSE: CWH) (“CommonWealth” or “the Company”)  today announced that it has filed preliminary consent revocation materials with the Securities and Exchange Commission (the “SEC”) in response to the preliminary consent solicitation statement filed on March 13, 2013 by Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”).

Shareholders are urged to take no action at this time with respect to the possible consent solicitation.  Under federal securities laws, no written consent may be solicited by Corvex and Related until after the SEC’s review of their preliminary consent solicitation materials is completed and definitive materials are filed and mailed to all CommonWealth shareholders.

The CommonWealth Board believes that a wholesale removal of the Company’s Trustees without cause is not in the best interest of the Company and would bring material harm and disruption to the business and operations of the Company.  The Board notes that Corvex and Related are asking CommonWealth shareholders to relinquish control of the Company without committing to pay a control premium, or even any amount, for the outstanding CommonWealth common shares.

Furthermore, CommonWealth notes that its experienced and seasoned Board and management team have been instrumental in building the Company’s current asset portfolio and have critical knowledge of the Company’s operations and properties.  This team is successfully executing on CommonWealth’s business plan, including:

•                 Positioning the Company to best capitalize on a rebound in the office building real estate market by repositioning the portfolio more towards large Class A office properties in urban, or central business district (“CBD”), locations and away from suburban office and industrial properties;

•                 Strengthening the portfolio by selling $1.5 billion worth of properties, consisting largely of suburban office properties, since December 31, 2007 and principally buying CBD office buildings with the sale proceeds;

•                 Enhancing CommonWealth’s financial strength by taking actions to pay down indebtedness, including using the aggregate net proceeds of $867.7 million from the recently completed public offering of common shares and sale of the Company’s minority interest in Government Properties Income Trust to reduce its outstanding indebtedness; and

•                 Protecting the Company’s strong balance sheet and maintaining an investment grade credit rating, which the Board believes is important to the Company’s continued business success because it provides greater financial flexibility to access capital, enables the Company to carry out its business plan and provides it with an advantage when competing for tenants for its properties.

CommonWealth also notes that its management structure provides shareholders with numerous advantages as compared to self-managed REITs, including:

•                 Reit Management & Research LLC (“RMR”) provides high quality management services to CommonWealth at or below industry average costs and fees paid to CommonWealth’s Trustees are at or below industry averages;

•                 CommonWealth’s general and administrative (“G&A”) expenses have historically been equal to or lower than the average G&A expenses for comparable office REITs as measured both as a percentage of gross revenues and as a percentage of gross assets; and

•                 Management fees charged to CommonWealth by RMR are less than the fees paid by other REITs with similar management contracts.

CommonWealth’s Board and management team are committed to enhancing value for all CommonWealth shareholders.   Corvex and Related have announced that they intend to solicit consents in order to remove all five of CommonWealth’s experienced Trustees without cause.  If successful, the removal of the Board would leave the Company without any oversight of its business until a special meeting is held and an unidentified replacement Board is elected.  CommonWealth is confident that it is in the best interests of all shareholders for the current Board to continue overseeing the successful execution of its business plan to enhance value for all CommonWealth shareholders.

CommonWealth issued the following statement:

CommonWealth has a strong Board of Trustees with a broad range of experience.  The CommonWealth Board and management team have been and remain intensely focused on acting in the best interests of the Company, and are successfully executing on a business plan to enhance value for all shareholders.  We are confident that we are taking the right steps to improve performance and that we have the right team in place to deliver on our objectives.

Rather than creating value for all of CommonWealth’s shareholders, we believe that Corvex and Related are primarily interested in reputation building, as demonstrated by the remarkable effort they have undertaken to generate media interest in their self-serving activism campaign against CommonWealth’s Board.  We believe that only Corvex and Related stand to benefit from their consent solicitation campaign, and that shareholders should reject their self-serving effort to seize CommonWealth.

Finally, we are disappointed that Corvex and Related are pursuing more meritless legal claims, following their defeat in Federal Court two weeks ago.  We are confident that we will continue to prevail in Court, and we look forward to engaging with investors and analysts in the weeks ahead to discuss why the removal of all CommonWealth’s Trustees without cause would not be in the best interests of the Company.

COMMONWEALTH WILL RECOMMEND THAT SHAREHOLDERS NOT SUBMIT THE CONSENTS SOLICITED BY CORVEX AND RELATED AND THAT SHAREHOLDERS REVOKE ANY CONSENT PREVIOUSLY PROVIDED TO CORVEX AND RELATED.

CommonWealth has made a filing with the SEC of a preliminary Consent Revocation Statement and an accompanying preliminary Consent Revocation Card to be used to solicit revocations of written consents in connection with the solicitation of written consents by Corvex and Related from shareholders of CommonWealth.  Promptly after filing its definitive Consent Revocation Statement with the SEC, CommonWealth will mail the definitive Consent Revocation Statement and a BLUE Consent Revocation Card to each shareholder entitled to deliver a written consent in connection with the consent solicitation.

The Company, it’s Trustees and certain of its executive officers and RMR and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the consent solicitation being conducted by Corvex Management LP and Related Fund Management, LLC (the “Consent Solicitation”). On March 18, 2013, the Company filed a preliminary consent revocation statement with the SEC in response to the Consent Solicitation. The Company will furnish a definitive consent revocation statement to its shareholders, together with a BLUE consent revocation card when available. SHAREHOLDERS ARE URGED TO READ THE

CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of these potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the preliminary consent revocation statement and other materials to be filed with the SEC in connection with the Consent Solicitation.

Shareholders will be able to obtain, free of charge, copies of the consent revocation statement and any other documents to be filed by the Company with the SEC in connection with the Consent Solicitation at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.cwhreit.com) or by requesting materials from the firm assisting the Company in the solicitation of consent revocations, Innisfree M&A Incorporated, toll-free at 877-750-5836.

Contacts:

INVESTORS	MEDIA

Carlynn Finn	Timothy A. Bonang
617-796-8222	617-796-8222
Senior Manager, Investor Relations	Vice President, Investor Relations

Larry Miller /Jennifer Shotwell/Arthur Crozier	Andrew Siegel / Jonathan Keehner
212-750-5833	212-355-4449
Innisfree M & A Incorporated	Joele Frank, Wilkinson Brimmer Katcher

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